SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2005

IJJ CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-33515	11-3619828
(Commission File Number)	(I.R.S. Employer Identification Number)

8540 Ashwood Drive, Capitol Heights, Maryland	20743
(Address of Principal Executive Offices)	(Zip Code)

(301) 324-4992
(Registrant’s Telephone Number, Including Area Code)

SUN & SURF INC.
(Former Name or Former Address, if Changed Since Last Report)

Not Applicable
INFORMATION INCLUDED IN REPORT ON FORM 8-K

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 1, 2004, the company’s wholly-owned operating subsidiary, MSSI, was awarded a time and materials contract by the U.S. Department of Justice’s Drug Enforcement Administration (“DEA”) - The contract calls for MSSI to provide a staff of fifteen employees around DEA offices nationwide to provide state-of-the-art inventory data control services. The DEA inventory support tasks include analyzing and reconciling property records, editing data, making corrections, keying data into DEA’s Fixed Asset Subsystem (FAS), assisting with inventory, and performing similar duties as assigned. This contract is valued at $1,036,164 for a period of performance from October 1, 2004 to September 30, 2005. There are no option years associated with this contract. MSSI was selected based on its considerable experience in staffing and managing on-site functions at various Federal agencies across the United States.

Item 1.02 Termination of a Material Definitive Agreement.

On October 1, 2004, the company’s wholly-owned operating subsidiary, MSSI, was awarded a fixed-price contract by the Sergeant-at-Arms (“SAA”) of the United States Senate to design and build a new software application referred to as Print Management and Accounting System (“PMAS”). The SAA is responsible for providing a number of administrative support services to the offices of the U.S. Senate. Many of these services are regulated by statute and include the preparation of franked mail, printing and graphic services and the storage and distribution of documents for official U.S. Senate use. The initial period of performance was October 2004 to September 2005, with a contract value of $975,200.

On February 10, 2005, the SAA exercised its option to terminate the contract. The basis for the termination was due to SAA’s determination that MSSI did not make a satisfactory performance of the initial deliverable as specified in the PMAS Preliminary Design and Requirements Validation. MSSI has ceased all work under the contract, and is in discussions with the SAA to be paid for the value of our services provided which amounted to $75,612. Additionally, MSSI has requested a debriefing session with the SAA to learn more of the specific issues that served as the bases to terminate the contract and to seek a reversal of the SAA decision.

Section 2 - Financial Information

Item 2.02 Results of Operations and Financial Condition

In its Form 10-KSB to be filed on or before February 17, 2005, IJJ Corporation intends to disclose that in its latest fiscal year that it suffered a net loss after income taxes of $1,235,372, or 5.7 cents per common share. To restore the company to profitability, the IJJ Board of Directors has approved the following actions which are being implemented immediately: (1) the company will seek immediate reductions in its selling, general and administrative (“SG&A”) costs through a 25% layoff of its employees and contractors who are not directly billable to its contracts; (2) the company will put in place a temporary ninety-day reduction in salaries for all of its remaining employees and contractors who are not directly billable to its contracts; and, (3) the company will put in place reductions in its recurring SG&A expenses such as telephone, office supplies, consulting services, travel and living and other discretionary costs.

Additionally, IJJ is negotiating payment plans with substantially all of its major creditors to ensure that it can meet its monthly obligations on a timely basis. Also, to increase revenues, the company will aggressively pursue acquisition of new contracts that are in line with its core capabilities, as well as, seeking additional capital through private placements of debt and equity financing.

The company believes that its financial condition will improve substantially as a result of implementing the afore-stated measures. In addition, the company believes that its internally generated cash flow, in combination with said actions, will be sufficient to meet its anticipated cash requirements over the next twelve months.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

IJJ Corporation (“IJJ”) announces that its wholly-owned operating subsidiary, Management Solutions and Systems, Inc. (“MSSI”), has made the following executive officer changes. These changes were made pursuant to a resolution approved by the company’s Board of Directors effective January 14, 2005.

Mr. Clifford Pope, President and Chairman of the Board for IJJ and President of MSSI, has resigned his position with MSSI. Mr. Pope will continue in his position as President and Chairman of IJJ, and he will focus his activities on business development at the parent-level organization.

Mr. Larry Brooks, Executive Vice President of MSSI, was appointed President for MSSI. Also, Mr. Brooks will continue in his current positions as Secretary and as a Director of IJJ.

Mr. Larry Swinton, Vice President of Operations for MSSI, was made Executive Vice President of MSSI, and he was appointed as the company’s Chief Security Officer. In this appointment, Mr. Swinton is responsible for all matters pertaining to MSSI’s security programs and compliance as a U. S. Government contractor. Mr. Swinton will continue in his role as a Director of IJJ.

Mr. Kevin Miller will continue to serve as Chief Financial Officer for both IJJ and MSSI.

Item 7.01 Regulation FD Disclosure

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed, but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IJJ CORPORATION

Date: February 16, 2005	By:	/s/ Clifford Pope
Clifford Pope
President

End of Filing